Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2027 RESULTS

•Net sales increased 12.5% year-to-date
•Organic net sales increased 2.3% year-to-date
•Repurchased $375.1 million of common stock
•Generated $458.2 million in cash from operations
•Announced proposed acquisition of StormTrap

HILLIARD, Ohio – (November 5, 2026) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite wastewater industries today announced financial results for the fiscal second quarter ended September 30, 2026.

Scott Barbour, President and Chief Executive Officer of ADS commented, "Our second quarter results demonstrate the resilience of our business model and the team's ability to execute in a challenging demand environment. Net sales increased 4.6% to $889.4 million, including the contribution from NDS, and we generated Adjusted EBITDA of $286.8 million, resulting in an Adjusted EBITDA margin of 32.2%. Revenue in the second quarter was impacted by a larger than previously estimated pull forward of revenue into the first quarter. Looking back over the first half of fiscal year 2027, our performance was strong, with net sales up 12.5%, organic net sales up 2.3% and Adjusted EBITDA up 14.0%. The first half Adjusted EBITDA margin of 34.1% represents the highest first half profitability in the Company’s history."

"We continue to see strong performance in areas where innovation and evolving regulations are creating new demand, with advanced wastewater treatment, stormwater capture and water quality products each growing double digits. We also took an important step to expand our addressable market with the proposed acquisition of StormTrap, a leader in large-volume, space-constrained and highly engineered stormwater solutions. StormTrap complements and further diversifies our portfolio, fits ADS’ specification-driven commercial model and creates new cross-selling opportunities to further expand the package in the non-residential and infrastructure markets."

"Favorable price/cost has more than offset unfavorable volume and transportation costs, contributing to robust profitability in the quarter, which we expect to continue into the second half of the year. We are experiencing lower inflationary pressure than initially expected on materials, mitigating the need for corresponding pricing actions that had previously been included in our net sales outlook. The demand environment is softer today than when we initially issued guidance in May, driven by higher interest rates and ongoing geopolitical uncertainty. These changes are reflected in our updated revenue outlook."

"Because of our focus on new product introductions, material conversion, managing price/cost, executing on productivity and deploying capital in a disciplined manner, the Adjusted EBITDA outlook is largely the same despite the change in net sales guidance. This reflects our confidence in the resilient earnings profile of the business and our focus on the factors within our control. We remain confident in the long-term fundamentals of ADS as a pure-play water management company, and we believe the investments we are making today position us to deliver as our end markets recover."

Second Quarter Fiscal 2027 Results
Net sales increased $39.0 million, or 4.6%, to $889.4 million, as compared to $850.4 million in the prior year quarter. Stormwater sales increased $41.4 million, or 6.2%, to $712.1 million, as compared to $670.7 million in the prior year quarter. Stormwater sales include $77.3 million of revenue from the acquisition of National Diversified Sales (“NDS”). On an organic basis, Stormwater sales decreased 5.3%. Wastewater sales decreased $2.4 million, or 1.3%, to $177.3 million as compared to $179.7 million in the prior year quarter.
Gross profit increased $5.7 million, or 1.7%, to $345.9 million as compared to $340.1 million in the prior year quarter. The increase in gross profit is primarily driven by the acquisition of NDS, as well as favorable price/cost more than offsetting unfavorable volume and transportation costs.

Selling, general and administrative expenses increased $10.4 million, or 8.7% to $129.6 million, as compared to $119.2 million. As a percentage of sales, selling, general and administrative expense was 14.6% as compared to 14.0% in the prior year quarter. The increase was primarily driven by the acquisition of NDS and associated transaction costs.

Net income from continuing operations decreased $22.9 million, or 14.6%, to $133.6 million as compared to $156.5 million in the prior year quarter. Diluted earnings per share (“EPS”) from continuing operations decreased $0.22, or 11.0%, to $1.77 as compared to $1.99 in the prior year quarter.
Adjusted EBITDA (Non-GAAP) decreased $0.7 million, or 0.2%, to $286.8 million, as compared to $287.5 million in the prior year quarter, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.2% as compared to 33.8% in the prior year quarter.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Organic Net Sales, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2027 Results
Net sales increased $210.3 million, or 12.5%, to $1,890.5 million, as compared to $1,680.3 million in the prior year period. Stormwater sales increased $199.2 million, or 15.1%, to $1,521.4 million, as compared to $1,322.2 million in the prior year period. Stormwater sales include $172.0 million of revenue from the acquisition of NDS. On an organic basis, Stormwater sales increased 2.1%, driven by growth in the core non-residential construction end market. Wastewater sales increased $11.0 million, or 3.1%, to $369.1 million as compared to $358.1 million in the prior year period.
Gross profit increased $83.3 million, or 12.4%, to $753.9 million as compared to $670.6 million in the prior year period. The increase in gross profit is primarily driven by the acquisition of NDS, as well as favorable volume, price/cost and mix of construction market sales more than offsetting unfavorable transportation costs.
Selling, general and administrative expenses increased $37.3 million, or 16.7%, to $260.4 million, as compared to $223.2 million. As a percentage of sales, selling, general and administrative expense was 13.8% as compared to 13.3% in the prior year. The increase was primarily driven by the acquisition of NDS.
Net income from continuing operations increased $9.6 million, or 3.2%, to $310.2 million as compared to $300.6 million in the prior year period. Diluted EPS from continuing operations increased $0.19, or 5.0%, to $4.02, as compared to $3.83 per share in the prior year, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) increased $79.4 million, or 14.0%, to $645.1 million, as compared to $565.7 million in the prior year period, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 34.1% as compared to 33.7% in the prior year period.
Balance Sheet and Liquidity
Net cash provided by operating activities was $458.2 million, as compared to $509.8 million in the prior year. Free cash flow (Non-GAAP) was $359.5 million, as compared to $398.8 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $1,619.9 million as of September 30, 2026, an increase of $71.0 million from March 31, 2026.
ADS had total liquidity of $891.8 million, comprised of cash of $153.2 million as of September 30, 2026 and $738.6 million of availability under committed credit facilities. As of September 30, 2026, the Company’s trailing-twelve-month leverage ratio was 1.6 times Adjusted EBITDA.
In the six months ended September 30, 2026, the Company repurchased 2.7 million shares of its common stock for a total cost of $375.1 million. As of September 30, 2026, approximately $677.3 million of common stock may be repurchased under the Company's existing stock repurchase authorization.
Fiscal 2027 Outlook
Based on results to date, current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2027. Net sales are now expected to be in the range of $3.300 billion to $3.400 billion and Adjusted EBITDA is now expected to be in the range of $1.000 billion to $1.030 billion. Capital expenditures are expected to be approximately $200 million.
Conference Call Information
Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manage the world’s most precious resource: water. ADS, along with NDS and Infiltrator Water Technologies, provides superior stormwater drainage and onsite wastewater products used across commercial, residential, infrastructure, and agricultural applications, while delivering unparalleled customer service. ADS operates the industry’s largest company-owned fleet, an expansive sales team and a vast manufacturing network. As one of the largest plastic recycling companies in North America, ADS keeps millions of pounds of plastic out of landfills each year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials, new tariff and international trade policies, and our ability to pass any increased costs of raw materials and tariffs on to our customers in a timely manner; disruption or volatility in general business, political and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions and the ability to do so within the intended time frame, including our ability to successfully complete the acquisition of StormTrap and to integrate NDS and/or StormTrap into our business; risks that the acquisition of NDS and/or StormTrap may involve unexpected costs, liabilities or delays, risks that the cost savings and synergies from the acquisition of NDS and/or StormTrap may not be fully realized; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effects of global climate change and any related regulatory responses; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics and blockchain or other new approaches to data mining on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:
Michael Higgins
SVP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2026	2025	2026	2025
Net sales	$889,406	$850,381	$1,890,518	$1,680,261
Cost of goods sold	543,551	510,249	1,136,616	1,009,691
Gross profit	345,855	340,132	753,902	670,570
Operating expenses:
Selling, general and administrative	129,617	119,224	260,435	223,185
Loss (gain) on disposal of assets and costs from exit and disposal activities	1,302	(15,926)	3,923	(8,902)
Intangible amortization	20,061	13,539	40,121	27,246
Income from operations	194,875	223,295	449,423	429,041
Other expense:
Interest expense	27,515	23,116	54,555	46,145
Interest income and other, net	(9,136)	(8,012)	(10,588)	(14,717)
Income before income taxes	176,496	208,191	405,456	397,613
Income tax expense	44,206	52,399	97,895	99,073
Equity in net income of unconsolidated affiliates	(1,333)	(708)	(2,630)	(2,051)
Net income from continuing operations	133,623	156,500	310,191	300,591
Net loss from discontinued operations, net of taxes	(23,522)	—	(29,175)	—
Net income	110,101	156,500	281,016	300,591
Less: net (loss) income attributable to noncontrolling interest	(338)	483	2,056	652
Net income attributable to ADS	$110,439	$156,017	278,960	299,939
Weighted average common shares outstanding:
Basic	75,367	77,752	75,943	77,697
Diluted	75,787	78,310	76,566	78,240
Net income from continuing operations per share:
Basic	$1.78	$2.01	$4.06	$3.86
Diluted	$1.77	$1.99	$4.02	$3.83
Net loss from discontinued operations per share:
Basic	$(0.31)	$—	$(0.38)	$—
Diluted	$(0.31)	$—	$(0.38)	$—
Net income per share:
Basic	$1.47	$2.01	$3.67	$3.86
Diluted	$1.46	$1.99	$3.64	$3.83
Cash dividends declared per share	$0.20	$0.18	$0.40	$0.36

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash	$153,245	$223,012
Receivables, net	429,452	390,536
Inventories	563,775	543,381
Assets held for sale	11,415	43,451
Other current assets	36,689	30,449
Total current assets	1,194,576	1,230,829
Property, plant and equipment, net	1,248,456	1,217,165
Other assets:
Goodwill	1,041,156	1,042,716
Intangible assets, net	808,408	848,527
Other assets	170,887	166,386
Total assets	$4,463,483	$4,505,623
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,955	$5,865
Current maturities of finance lease obligations	40,517	38,136
Accounts payable	283,525	237,706
Liabilities held for sale	7,277	15,139
Other accrued liabilities	210,909	212,623
Accrued income taxes	11,853	—
Total current liabilities	562,036	509,469
Long-term debt obligations, net	1,603,242	1,605,958
Long-term finance lease obligations	121,392	121,935
Deferred tax liabilities	230,852	220,994
Other liabilities	96,605	91,303
Total liabilities	2,614,127	2,549,659
Mezzanine equity:
Redeemable common stock	69,045	73,652
Total mezzanine equity	69,045	73,652
Stockholders’ equity:
Common stock	11,716	11,710
Paid-in capital	1,378,920	1,342,091
Common stock in treasury, at cost	(1,711,567)	(1,325,713)
Accumulated other comprehensive loss	(35,139)	(32,290)
Retained earnings	2,111,424	1,862,936
Total ADS stockholders’ equity	1,755,354	1,858,734
Noncontrolling interest in subsidiaries	24,957	23,578
Total stockholders’ equity	1,780,311	1,882,312
Total liabilities, mezzanine equity and stockholders’ equity	$4,463,483	$4,505,623

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2026	2025
Cash Flows from Operating Activities
Net income	$281,016	$300,591
Less: Net loss from discontinued operations, net of taxes	(29,175)	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,842	104,921
Deferred income taxes	9,376	15,226
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,923	(8,902)
Stock-based compensation	24,531	16,981
Amortization of deferred financing charges	1,909	1,022
Inventory step up related to NDS acquisition	14,197	—
Fair market value adjustments to derivatives	(1,042)	(252)
Equity in net income of unconsolidated affiliates	(2,630)	(2,051)
Other operating activities	2,887	778
Changes in working capital:
Receivables	(35,545)	(62,649)
Inventories	(35,761)	69,516
Prepaid expenses and other current assets	(7,812)	(3,514)
Accounts payable, accrued expenses, and other liabilities	53,667	78,176
Operating cash flows from discontinued operations	(5,486)	—
Net cash provided by operating activities	458,247	509,843
Cash Flows from Investing Activities
Capital expenditures	(98,758)	(111,018)
Proceeds from disposal of assets	1,036	26,474
Acquisition, net of cash acquired	—	(18,558)
Other investing activities	489	(2,241)
Net cash used in investing activities	(97,233)	(105,343)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,500)	(3,500)
Payments on Equipment Financing	(603)	(1,885)
Payments on finance lease obligations	(19,052)	(17,171)
Repurchase of common stock	(372,916)	—
Cash dividends paid	(30,512)	(28,085)
Dividends paid to noncontrolling interest holder	(980)	—
Proceeds from exercise of stock options	3,426	1,482
Payment of withholding taxes on vesting of restricted stock units	(10,736)	(6,694)
Net cash used in financing activities	(432,873)	(55,853)
Effect of exchange rate changes on cash	(71)	1,017
Net change in cash	(71,930)	349,664
Cash and restricted cash at beginning of period	233,967	469,271
Cash and restricted cash at end of period	162,037	818,935
Less: cash held for sale	(8,660)	—
Cash and restricted cash, excluding held for sale, at end of period	$153,377	$818,935

RECONCILIATION TO BALANCE SHEET
Cash	$153,245	$812,862
Restricted cash	132	6,073
Total cash and restricted cash	$153,377	$818,935

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

This press release includes references to Adjusted EBITDA, Free Cash Flow, Organic Net Sales and Adjusted Earnings per Share from Continuing Operations, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP and may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
The following tables present reconciliations of non-GAAP financial measures to the most comparable GAAP measures for the periods indicated.
Reconciliation of Segment Adjusted EBITDA to Net Income From Continuing Operations

	Three Months Ended September 30, 2026
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$712,063	$177,343	$—	$889,406
Intersegment net sales	11,034	20,232	(31,266)	—
Net sales	723,097	197,575	(31,266)	889,406

Significant segment expenses:
Cost of goods sold	471,745	100,644	(28,838)	543,551
Selling, general and administrative expenses	100,386	16,556	—	116,942
Other segment items(a)	(62,256)	(8,324)	—	(70,580)
Segment Adjusted EBITDA(b)	$213,222	$88,699	$(2,428)

Corporate and other costs(c)				12,675
Total consolidated Adjusted EBITDA				$286,818

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				27,515
Interest income				(1,407)
Depreciation and amortization				63,685
Stock-based compensation expense				11,257
Loss on disposal of assets and costs from exit and disposal activities				1,302
Transaction costs(d)				6,383
Other adjustments(e)				1,587
Income before income taxes				176,496

Income tax expense				44,206
Equity in net income of unconsolidated affiliates				(1,333)
Net income from continuing operations				$133,623

	Three Months Ended September 30, 2025
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$670,665	$179,716	$—	$850,381
Intersegment net sales	9,346	16,652	(25,998)	—
Net sales	680,011	196,368	(25,998)	850,381

Significant segment expenses:
Cost of goods sold	435,834	100,525	(26,110)	510,249
Selling, general and administrative expenses	88,979	18,861	—	107,840
Other segment items(a)	(55,420)	(11,204)	—	(66,624)
Segment Adjusted EBITDA(b)	$210,618	$88,186	$112

Corporate and other costs(c)				11,384
Total consolidated Adjusted EBITDA				$287,532

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				23,116
Interest income				(7,340)
Depreciation and amortization				54,693
Stock-based compensation expense				8,577
Gain on disposal of assets and costs from exit and disposal activities				(15,926)
Transaction costs(d)				9,317
Other adjustments(e)				6,904
Income before income taxes				208,191

Income tax expense				52,399
Equity in net income of unconsolidated affiliates				(708)
Net income from continuing operations				$156,500

	Six Months Ended September 30, 2026
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$1,521,439	$369,079	$—	$1,890,518
Intersegment net sales	22,600	37,416	(60,016)	—
Net sales	1,544,039	406,495	(60,016)	1,890,518

Significant segment expenses:
Cost of goods sold	990,557	205,244	(59,185)	1,136,616
Selling, general and administrative expenses	201,067	34,206	—	235,273
Other segment items(a)	(134,508)	(17,113)	—	(151,621)
Segment Adjusted EBITDA(b)	$486,923	$184,158	$(831)

Corporate and other costs(c)				25,162
Total consolidated Adjusted EBITDA				$645,088

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				54,555
Interest income				(2,698)
Depreciation and amortization				125,842
Stock-based compensation expense				24,531
Loss on disposal of assets and costs from exit and disposal activities				3,923
Transaction costs(d)				9,627
Inventory step up related to acquisition of NDS				14,197
Other adjustments(e)				9,655
Income before income taxes				405,456

Income tax expense				97,895
Equity in net income of unconsolidated affiliates				(2,630)
Net income from continuing operations				$310,191

	Six Months Ended September 30, 2025
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$1,322,192	$358,069	$—	$1,680,261
Intersegment net sales	18,422	33,261	(51,683)	—
Net sales	1,340,614	391,330	(51,683)	1,680,261

Significant segment expenses:
Cost of goods sold	862,953	197,776	(51,038)	1,009,691
Selling, general and administrative expenses	162,761	37,205	—	199,966
Other segment items(a)	(99,213)	(19,101)	—	(118,314)
Segment Adjusted EBITDA(b)	$414,113	$175,450	$(645)

Corporate and other costs(c)				23,219
Total consolidated Adjusted EBITDA				$565,699

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				46,145
Interest income				(12,745)
Depreciation and amortization				104,921
Stock-based compensation expense				16,981
Gain on disposal of assets and costs from exit and disposal activities				(8,902)
Transaction costs(d)				10,124
Other adjustments(e)				11,562
Income before income taxes				397,613

Income tax expense				99,073
Equity in net income of unconsolidated affiliates				(2,051)
Net income from continuing operations				$300,591
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, restructuring and realignment expense, and executive retirement expense (benefit).
Reconciliation of Adjusted EBITDA to Net Income - EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2026	2025	2026	2025
Net income from Continuing Operations	$133,623	$156,500	$310,191	$300,591
Depreciation and amortization	63,685	54,693	125,842	104,921
Interest expense	27,515	23,116	54,555	46,145
Income tax expense	44,206	52,399	97,895	99,073
EBITDA	269,029	286,708	588,483	550,730
Restructuring and realignment expense(a)	3,877	7,171	9,213	15,966
Loss (gain) on disposal of assets	649	(17,644)	1,108	(16,446)
Stock-based compensation expense	11,257	8,577	24,531	16,981
Transaction costs	6,383	9,317	9,627	10,124
Inventory step up related to acquisition of NDS	—	—	14,197	—
Interest income	(1,407)	(7,340)	(2,698)	(12,745)
Other adjustments(b)	(2,970)	743	627	1,089
Adjusted EBITDA	$286,818	$287,532	$645,088	$565,699
(a)Includes costs associated with closure of facilities, as well as professional fees incurred in connection with supporting enterprise-wide restructuring and realignment initiatives. Excludes gain on sale of properties previously held-for-sale and equipment.
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, and the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash Flow from Operating Activities - Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash. Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.

	Six Months Ended September 30,
(Amounts in thousands)	2026	2025
Net cash flow provided by operating activities	$458,247	$509,843
Capital expenditures	(98,758)	(111,018)
Free cash flow	$359,489	$398,825
Organic Net Sales - Organic Net Sales is a non-GAAP financial measure that represents net sales excluding the impact of acquisitions and is intended to provide a meaningful comparison of sales growth attributable to underlying volume and pricing changes in the Company’s continuing operations. The following table presents a reconciliation of Net Sales to Organic Net Sales for the Company:

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2026	2025	2026	2025
Net Sales	$889,406	$850,381	$1,890,518	$1,680,261
Less: Net Sales from NDS	(77,267)	—	(171,954)	—
Organic Net Sales	$812,139	$850,381	$1,718,564	$1,680,261
Reconciliation of Diluted Earnings per Share from Continuing Operations to Adjusted Earnings per Share from Continuing Operations - Adjusted Earnings per Share From Continuing Operations excludes losses (gains) on disposals of assets or business, restructuring and realignment expenses, impairment charges and transaction costs. Adjusted Earnings per Share from Continuing Operations is a measure used by management and may be useful for investors to evaluate the Company's operational performance. The following table presents diluted earnings per share from continuing operations on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Diluted Earnings Per Share from Continuing Operations	$1.77	$1.99	$4.02	$3.83
Restructuring and realignment expense	0.05	0.09	0.12	0.20
Loss (gain) on disposal of assets	0.01	(0.23)	0.01	(0.21)
Transaction costs	0.08	0.12	0.13	0.13
Inventory step up related to the acquisition of NDS	—	—	0.19	—
Income tax impact of adjustments (a)	(0.03)	—	(0.11)	(0.03)
Adjusted Earnings per Share from Continuing Operations	$1.88	$1.97	$4.36	$3.92

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.